Exhibit 99.1

Wrap Technologies, Inc. Reports Second Quarter 2025 Results

Cost Reductions, Cash Flow Improvements, and Strategic Repositioning Mark Second Quarter Progress

MIAMI, Florida, August 14, 2025 (GLOBE NEWSWIRE) — Wrap Technologies, Inc. (NASDAQ: WRAP) (“Wrap” or the “Company”), a recognized innovator in public safety technology, today announced financial and operating results for the second quarter ended June 30, 2025.

Financial Results:

●	Cost Reduction Initiative Completed: Operating expenses in Q2 2025 were reduced by 26% compared to Q1 2025, decreasing to $3.3 million from $4.5 million, respectively, reflecting continued cost optimization across entire organization. On a year-to-date basis, operating expenses were reduced by 14% for the six months ended June 30, 2025 compared to the same prior year period, down to $7.9 million from $9.1 million, respectively.
●	Cash Flow Improvements Achieved: Net cash used in operations reduced by $2.2 million during the six months ended June 30, 2025, down to $5.0 million compared to $7.2 million in the same period in 2024, exhibiting prudent financial stewardship. Cash increased 16% to $4.2 million at June 30, 2025, up from $3.6 million at December 31, 2024.
●	Strategic Repositioning Continues: Revenue was $1.0 million and $1.8 million for the three and six months ended June 30, 2025, respectively, as the Company focuses on customer acquisition, enhanced value proposition, and executing a new Go-To-Market strategy.
●	Proactive Balance Sheet Discipline: On June 30, 2025, the Company successfully amended the terms of certain of its outstanding warrants. These amendments enabled the Company to reclassify the warrant liability to additional paid-in capital. As a result, the Company will no longer recognize non-cash, mark-to-market changes in fair value through the Statement of Operations, reducing earnings volatility going forward.

Other Recent Highlights:

●	Wrap launched WrapVision: North American-made all-in-one body-worn camera solution for law enforcement, public safety and healthcare

●	Wrap announced the appointment of Gerald “Jerry” Ratigan as Chief Financial Officer of the Company
●	Former SWAT leader and national educator joined WrapTactics™ to launch digital pre-escalation training
●

The Supreme Court’s unanimous Barnes v. Felix ruling expanded officer liability to the pre-escalation period, aligning with Wrap’s mission and positioning BolaWrap® for accelerated adoption through newly trademarked “Pre-Escalation” and “WrapWindow” concepts.

●	Expecting to take possession of the Company’s new manufacturing facility in Norton, Virginia before the end of August 2025.

Wrap expects to host a call to discuss these results. Details, including the date, time, and a link to register, are provided below:

●	Date: Thursday, August 14, 2025
●	Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
●	Webcast Link: Click here to register

About Wrap Technologies, Inc.

Wrap Technologies, Inc. (Nasdaq: WRAP) a global leader in innovative public safety technologies and non-lethal tools, delivering cutting-edge technology with exceptional people to address the complex, modern day challenges facing public safety organizations.

Wrap’s BolaWrap® 150 solution leads the world in pre-escalation and beyond, providing law enforcement with a safer choice for nearly every phase of a critical incident.

This innovative, patented device deploys a multi-sensory, cognitive disruption that leverages sight, sound and sensation to expand the pre-escalation period and give officers the advantage and critical time to manage non-compliant subjects before resorting to higher-force options. The BolaWrap 150 is a non-pain-based- compliance tool. It does not shoot, strike, shock, or incapacitate—instead, it helps officers strategically operate pre-escalation on the force continuum, reducing the risk of injury to both officers and subjects. Used by over 1,000 agencies across the U.S. and in 60 countries, BolaWrap® is backed by training certified by the International Association of Directors of Law Enforcement Standards and Training (IADLEST), reinforcing Wrap’s commitment to public safety through cutting-edge technology and expert training.

Wrap Reality™ VR is a fully immersive training simulator to enhance decision-making under pressure.

As a comprehensive public safety training platform, it provides first responders with realistic, interactive scenarios that reflect the evolving challenges of modern law enforcement. By offering a growing library of real-world situations, Wrap Reality™ equips officers with the skills and confidence to navigate high stakes encounters effectively, leading to safer outcomes for both responders and the communities they serve.

WrapVision is an all-new body-worn camera and evidence management system built for efficiency.

Designed for efficiency, security, and transparency to meet the rigorous demands of modern law enforcement, WrapVision seamlessly captures, stores, and helps manage digital evidence, ensuring with operational security, regulatory compliance, and superior video picture quality and field of view.

The WrapVision camera, powered by IONODES boasts seamless cloud integration and strictly adheres to Trade Agreements Act (TAA) compliance requirements and GSA schedule contracts requirements. Crucially, unlike many competitor devices manufactured overseas in foreign, non-compliant, and possibly hostile regions, WrapVision is built right here in North America today, with a critical made-in-America roadmap by the end of 2025. This track ensures unparalleled data integrity and eliminates critical concerns over unauthorized access or foreign surveillance risks.

Trademark Information

Wrap, the Wrap logo, BolaWrap®, Wrap Reality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements – Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its products; the market acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solutions; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the United States; the ability to obtain patents and defend intellectual property against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other Securities and Exchange Commission filings. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Relations Contact:

(800) 583-2652

ir@wrap.com

Wrap Technologies, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$4,177	$3,610
Accounts receivable and contract assets, net	906	513
Inventories, net	5,904	6,170
Prepaid expense and other current assets	334	178
Total current assets	11,321	10,471
Property and equipment, net	87	146
Operating lease right-of-use asset, net	1,814	1,964
Intangible assets, net	2,262	2,354
Other long-term assets	128	186
Total assets	$15,612	$15,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$583	$609
Accrued liabilities	872	1,403
Customer deposits	27	27
Deferred revenue - short term	302	466
Operating lease liability - short term	218	567
Warrants	-	10,131
Total current liabilities	2,002	13,203

Deferred revenue – long-term	23	39
Operating lease liability – long-term	1,826	1,629
Total long-term liabilities	1,849	1,668
Total liabilities	$3,851	$14,871

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock - 5,000,000 authorized; par value $0.0001 per share; 0 shares issued and outstanding at June 30, 2025, and December 31, 2024, respectively	$-	$-
Common stock - 150,000,000 authorized; par value $0.0001 per share; 50,728,535 and 47,101,631 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	5	5
Convertible Preferred Stock - 10,000 authorized, par value $0.0001 per share; 8,207 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	-	-
Additional paid-in capital	120,783	105,326
Accumulated deficit	(109,027)	(105,081)
Total stockholders’ equity	11,761	250
Total liabilities and stockholders’ equity	$15,612	$15,121

Wrap Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Revenues:
Product sales	$197	$1,251	$550	2,578
Managed services	764	-	1,000	-
Technology enabled services	51	322	228	471
Total revenues	1,012	1,573	1,778	3,049
Cost of revenues	525	589	695	1,229
Gross profit	487	984	1,083	1,820

Operating expenses:
Selling, general and administrative	3,181	3,475	7,266	7,695
Research and development	162	679	594	1,434
Total operating expenses	3,343	4,154	7,860	9,129
Loss from operations	(2,856)	(3,170)	(6,777)	(7,309)

Other income (expense):
Interest income	2	55	3	133
Change in fair value of warrant liabilities	(871)	2,738	3,158	6,917
Other	(2)	(8)	(2)	(9)
Total other income (expense), net	(871)	2,785	3,159	7,041
Net loss	(3,727)	(385)	$(3,618)	$(268)

Less: Convertible preferred stock dividends	(164)	(511)	(328)	(700)
Net loss attributable to common stockholders	$(3,891)	$(896)	$(3,946)	$(968)

Net loss per basic and diluted common share	$(0.07)	$(0.02)	$(0.07)	$(0.02)
Weighted average common shares used to compute net loss per basic and diluted common share	50,609,509	45,324,917	49,439,838	44,470,183

Comprehensive loss:
Net loss	$(3,727)	$(385)	$(3,618)	$(268)
Comprehensive loss	$(3,727)	$(385)	$(3,618)	$(268)

Wrap Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months ended June 30,
	2025	2024
Cash Flows From Operating Activities:
Net loss	$(3,618)	$(268)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	304	451
Share-based compensation	2,435	918
Warranty provision	2	17
Change in fair value of warrant liabilities	(3,158)	(6,917)
Non-cash lease expense	(199)	143
Provision for doubtful accounts	34	-
Write-off accounts receivables	26	-
Inventory obsolescence reserve	187	12

Changes in assets and liabilities:
Accounts receivable	(453)	(236)
Inventories	79	(707)
Prepaid expenses and other current assets	(156)	261
Accounts payable	(34)	25
Operating lease liability	197	(29)
Customer deposits	-	(1,002)
Accrued liabilities and other	(523)	39
Warranty settlement	(10)	(34)
Deferred revenue	(180)	41
Changes in other non-current assets	58	37
Net cash used in operating activities	(5,009)	(7,249)

Cash Flows From Investing Activities:
Proceeds from maturities of short-term investments	-	5,000
Capital expenditures for property and equipment	(8)	(13)
Investment in patents and trademarks	(145)	(97)
Net cash (used in) provided by investing activities	(153)	4,890

Cash Flows From Financing Activities:
Proceeds from exercise of stock options	-	588
Proceeds from issuance of warrants and common stock, net of offering costs	5,729	-
Dividends settled in Cash	-	(120)
Net cash provided by financing activities	5,729	468

Net increase (decrease) in cash and cash equivalents	567	(1,891)
Cash and cash equivalents, beginning of period	3,610	3,955
Cash and cash equivalents, end of period	$4,177	$2,064

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Reclassification of warrant liabilities to additional paid in capital	12,159	-
Change in unrealized gain on short-term investments	-	94
Dividends on convertible preferred stock	(328)	700
Dividends settled with common stock	328	140